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                                                                    EXHIBIT 99.1


EDITORIAL CONTACT:                                               PRGP42SN012

Steve Beitler
(650) 857-2387
steve_beitler@agilent.com



             AGILENT TECHNOLOGIES ADOPTS SHAREHOLDERS' RIGHTS PLAN


     PALO ALTO, Calif., April 25 -- Agilent Technologies Inc. (NYSE: A) announced today that its board of directors has adopted a Shareholders' Rights Plan. Under the plan, Agilent will issue a dividend of one right for each share of common stock -- par value of $0.01 per share -- of the company held by stockholders of record as of the close of business on June 5, 2000. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. Agilent added that the plan was not adopted in response to any attempt to acquire the company, and that it is not aware of any such efforts.

     Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $500. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.
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About Agilent Technologies
--------------------------

     Agilent Technologies Inc. (NYSE: A) is a diversified technology company, resulting from Hewlett-Packard Company's plan to strategically realign itself into two fully independent companies. With 42,000 employees serving customers in more than 120 countries, Agilent Technologies is a global leader in designing and manufacturing test, measurement and monitoring instruments, systems and solutions, and semiconductor and optical components. The company serves markets that include communications, electronics, life sciences and healthcare. The businesses comprising Agilent, a subsidiary of HP, had net revenues of more than $8.3 billion in fiscal year 1999.

     Information about Agilent Technologies can be found on the Web at www.agilent.com.


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